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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*

                       WATERHOUSE INVESTOR SERVICES, INC.
                       ----------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                  941547 10 1
                                  -----------
                                 (CUSIP Number)


         Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




- -------------------------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 5 pages
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                                  SCHEDULE
CUSIP No. 941547 10 1               13G                        Page 2 of 5 pages


   1.        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WATERHOUSE INVESTOR SERVICES, INC. EMPLOYEE STOCK
             OWNERSHIP PLAN AND TRUST

   2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) / /
                                                      (b) / /


   3.        SEC USE ONLY


   4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   NEW YORK

                            5.      SOLE VOTING POWER:
         NUMBER OF

          SHARES

                            6.      SHARED VOTING POWER:
       BENEFICIALLY
         OWNED BY                                  63,089

                            7.      SOLE DISPOSITIVE POWER:
           EACH
         REPORTING                                _____
          PERSON

                            8.      SHARED DISPOSITIVE POWER:
           WITH
                                                   63,089


  9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                                   63,089

  10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* / /

  11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             .69%

  12.       TYPE OF REPORTING PERSON*
                                 EP



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                                               Page 3 of 5 pages


ITEM 1(a)                 NAME OF ISSUER:

                          Waterhouse Investor Services, Inc.

ITEM 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          100 Wall Street, New York, New York 10005

ITEM 2(a)                 NAME OF PERSON FILING:

                          Waterhouse Investor Services, Inc. Employee Stock Ownership Plan and Trust

ITEM 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          100 Wall Street
                          New York, New York 10005

ITEM 2(c)                 CITIZENSHIP:

                          New York

ITEM 2(d)                 TITLE OF CLASS OF SECURITIES:

                          Common Stock, $.01 par value per share

ITEM 2(e)                 CUSIP NUMBER:

                          941547 10 1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)  / /            Broker or Dealer registered under Section 15 of the
                          Act
      (b)  / /            Bank as defined in Section 3(a)(6) of the Act
      (c)  / /            Insurance Company as defined in Section 3(a)(19) of
                          the Act
      (d)  / /            Investment Company registered under Section 8 of the
                          Investment Company Act
      (e)  / /            Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940





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                                                               Page 4 of 5 pages


         (f) /X/ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                  Act of 1974 or Endowment Fund; see Rule 13d-1 (b)(ii)(F)
         (g) / /  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)
                  (G)(Note: See Item 7)
         (h) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4            OWNERSHIP:

         (a)      Amount Beneficially Owned:  63,089

         (b)      Percent of Class:  .69%

         (c)      Number of shares as to which such person has:
             (i)  sole power to vote or to direct the vote  . . . . . . . . . 0
            (ii)  shared power to vote or direct the vote . . . . . . .  63,089
           (iii)  sole power to dispose or to direct the
                  disposition of  . . . . . . . . . . . . . . . . . . . . . . 0
            (iv)  shared power to vote or direct the
                  disposition of  . . . . . . . . . . . . . . . . . . .  63,089

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If the report is being filed to report the fact that, as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  Yes /X/ No / /

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  N/A

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N/A





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                                                               Page 5 of 5 pages


ITEM 9           NOTICE OF DISSOLUTION OF GROUP

                 N/A

ITEM 10          CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 10, 1995


   /s/ Lawrence M. Waterhouse, Jr.
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              Signature

Lawrence M. Waterhouse, Jr., Co-Trustee
- ---------------------------------------
              Name/Title


        /s/ Kenneth I. Coco
- ---------------------------------------
              Signature


Kenneth I. Coco, Co-Trustee
- ---------------------------------------
         Name/Title